Exhibit 12.1
AMKOR TECHNOLOGY, INC.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(In thousands except ratio data)

	Year Ended December 31,
	2001	2002	2003		2004		2005
Earnings
Income (loss) before income taxes, equity investment earnings (losses), minority interests and discontinued operations	$(438,498)	$(564,309)	$(45,303)		$(21,438)		$(144,887)
Interest expense	138,629	143,441	138,775		145,897		163,125
Amortization of debt issuance costs	22,321	8,251	7,428		6,182		7,948
Interest portion of rent	7,282	4,995	5,463		5,928		6,215
Less (earnings) loss of affiliates	—	—	—		—		—

	$(270,266)	$(407,622)	$106,363		$136,569		$32,401

Fixed Charges
Interest expense	$138,629	$143,441	$138,775		$145,897		$163,125
Amortization of debt issuance costs	22,321	8,251	7,428		6,182		7,948
Interest portion of rent	7,282	4,995	5,463		5,928		6,215

	$168,232	$156,687	$151,666		$158,007		$177,288

Ratio of earnings to fixed charges	— x [1]	—x [1]	—x	[1]	— x	[1]	— x	[1]

[1]	The ratio of earnings to fixed charges was less than 1:1 for 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $144.9 million of earnings in 2005. The ratio of earnings to fixed charges was less than 1:1 for 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $21.4 million of earnings in 2004. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.